Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                 James Huang

STONE TAN CHINA ACQUISITION CORP.

OVER-ALLOTMENT OPTION EXERCISED

New York, New York, October 30, 2007 — Stone Tan China Acquisition Corp. (OTC Bulletin Board: STTAU) announced today that the underwriters of its initial public offering have exercised their over-allotment to the extent of 2,970,300 units. Each unit consists of one share of common stock and one warrant.  The 32,970,300 units sold in the offering, including the 2,970,300 units subject to the over-allotment option, were sold at an offering price of $8.00 per unit, generating gross proceeds of $263,762,400.  $259,745,716, including $6,200,000 of proceeds from the previously-announced private placement of warrants to the founding stockholders, has been placed in trust.

Morgan Joseph & Co. Inc. acted as the book running manager and Southwest Securities, Legend Merchant Group, GunnAllen Financial, Inc. and Maxim Group LLC acted as co-managers.  A copy of the prospectus may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, New York, New York 10020.

Stone Tan China Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an unidentified operating business having its primary operations in the People’s Republic of China.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.